Item 77C - DWS Municipal Income Trust (the
"Registrant")

Registrant incorporates by reference its Proxy
Statement filed on April 13, 2006 (Accession No.
0000950137-06-004497).

Shareholder Meeting Results:

The Annual Meeting of Shareholders of DWS
Municipal Income Trust (the "fund") was held on
May 26, 2006. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):


1. To elect nine individuals to constitute the Board of Trustees of the fund.

       For
	Withhold
John W. Ballantine	30,620,871
	954,531
Donald L. Dunaway	30,564,080
	1,011,321
James R. Edgar	30,587,117
	988,285
Paul K. Freeman	30,623,028
	952,373
Robert B. Hoffman	30,581,855
	993,547
William McClayton	30,622,573
	952,829
Shirley D. Peterson	30,593,608
	981,794
Alex Schwarzer*	44,434
	0
Robert H. Wadsworth*	44,434
	0

*	Elected by Preferred shareholders.


G:\sec_reg\NSAR\2006\Item 77C DWS Municipal
Income Trust.doc